Exhibit 99.1

Contact
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INVESTOR RELATIONS                                     MEDIA RELATIONS
John Calhoun, MD, MBA                                  Susan W. Specht, MBA
Director, Corporate Communications                     Associate Director,
& Investor Relations                                   Corporate Communications
(206) 442-6744                                         (206) 442-6592

FOR IMMEDIATE RELEASE
---------------------

            ZYMOGENETICS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Seattle, WA, November 1, 2006 - ZymoGenetics, Inc. (Nasdaq: ZGEN) today reported its financial results for the third quarter and nine months ended September 30, 2006. The company reported a net loss of $31.2 million, or $0.47 per share, for the quarter ended September 30, 2006, which was slightly better than its plans. The company's net loss was $20.4 million, or $0.33 per share, for the comparable 2005 quarter. The Company has continued to increase its investment in product candidates under development. For the nine months ended September 30, 2006, the company's net loss also increased to $92.9 million, or $1.39 per share, from a net loss of $62.9 million, or $1.06 per share, in the comparable 2005 period.

The company's financial condition remained strong as of September 30, 2006, with cash, cash equivalents and short-term investments totaling approximately $290 million.

"The quarter was highlighted by the positive results from our rhThrombin Phase 3 clinical trial," said Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "We are now focused on the submission of a high-quality license application with FDA later this year and readying for product launch. At the same time, we are making significant progress with atacicept (formerly TACI-Ig) and IL-21, both of which should be in Phase 2 testing by the end of the year."

Revenues for the quarter decreased to $5.6 million versus $7.5 million for the comparable period in the prior year. The decrease was primarily attributable to the completion of revenue recognition for a recombinant Factor XIII license fee received from Novo Nordisk in 2004. The company recorded revenue of $2.3 million per quarter over the period of its continuing obligations relating to that license, which ended in the second quarter of 2006.

Research and development expenses for the quarter increased to $30.3 million, compared to $23.0 million for the third quarter of 2005. The increase was attributable to employee growth, particularly in areas related to product development; higher costs related to the manufacture of rhThrombin in support of the planned license application filing; and stock-based compensation expense recorded pursuant to new stock option accounting rules that took effect in 2006.

                                         ZymoGenetics Third Quarter 2006 Results
                                                                November 1, 2006
                                                                     Page 2 of 5

General and administrative expenses for the quarter increased to $8.0 million, from $5.6 million for the comparable 2005 quarter. Most of the increase was attributable to stock-based compensation expense recorded under the new accounting rules. Employment growth and related recruitment costs also contributed to the increase.

Net other income and expense increased to $1.5 million, from $776,000 for the comparable quarter of 2005. This increase reflects higher investment income, which was largely driven by higher rates of interest earned on investments.

Overall, for the full year 2006, the company now expects its net loss and net cash usage to be lower than originally anticipated. The company's net loss for the year is now expected to be within the range of $125-135 million, compared to the original guidance of $135-150 million. Net cash usage is projected to be within the range of $110-120 million, versus the original guidance of $125-140 million.

CONFERENCE CALL AND WEBCAST INFORMATION

ZymoGenetics Q3 2006 Financial Results Conference Call will be held on November 1, 2006 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0782. The international dial in number is 201-689-8567. Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. The webcast will be archived for 30 days.

For replay, use the following information:
     o    Replay number: 877-660-6853
     o    International replay number: 201-612-7415
Replay passcodes (required for playback): account #: 286 and conference ID #: 218462

RECENT HIGHLIGHTS

During the third quarter of 2006, ZymoGenetics made the following significant advancements in its product development programs:

RHTHROMBIN

ZymoGenetics completed its pivotal Phase 3 trial of rhThrombin in the third quarter of 2006, with last patient visit in mid-July. The company reported positive results of this trial at the Society for Advancement of Blood Management annual meeting in mid-September. ZymoGenetics is currently preparing for filing of an electronic Biologics License Application with the FDA by the end of this year.

The company is also enrolling patients in a Phase 2 trial using rhThrombin in a spray applicator as an adjunct to hemostasis in autologous skin grafting for burns and other traumatic skin injuries. ZymoGenetics began enrolling patients this August, with plans to enroll up to forty patients in this open-label study, expected to finish near the end of 2006.

                                         ZymoGenetics Third Quarter 2006 Results
                                                                November 1, 2006
                                                                     Page 3 of 5

ATACICEPT (FORMERLY REFERRED TO AS TACI-IG)

ZymoGenetics, in collaboration with Serono S.A., completed two Phase 1b clinical trials in patients with systemic lupus erythematosus (SLE) and announced encouraging preliminary results in late July. Two related abstracts were accepted for presentation at the American College of Rheumatology annual meeting in Washington, D.C. Both of these will be presented at the Late Breakers Session, ACR/ARHP Poster Session B on Monday, November 13. The titles of the abstracts are as follows:

     o Trial of Atacicept in Patients with Systemic Lupus Erythematosus (SLE) Abstract number L19/499

     o A Phase Ib Study to Investigate Atacicept (TACI-Ig) In Patients With Rheumatoid Arthritis Abstract Number L36/516

Three abstracts involving atacicept were accepted for presentation at the American Society of Hematology annual meeting in Orlando, Florida. Abstracts discussing results of the company's Phase 1b clinical studies in multiple myeloma and in non-Hodgkin's lymphoma will be presented as posters, and an abstract discussing preclinical findings involving atacicept in a murine model of multiple myeloma will be featured in an oral presentation.

ZymoGenetics and Serono plan to start a Phase 2 trial with atacicept in patients with rheumatoid arthritis by the end of this year.

INTERLEUKIN 21 (IL-21)

In July, ZymoGenetics initiated a Phase 1 trial combining IL-21 with Rituximab for treatment of non-Hodgkin's lymphoma patients. This multi-center trial will be completed next year, and the company anticipates presenting interim results at a scientific meeting in 2007.

In partnership with Novo Nordisk, combined results of Phase 1 studies with IL-21 in renal cell carcinoma and malignant melanoma will be presented at the EORTC-NCI-AACR Symposium held in Prague in November.

The company recently announced the start of a Phase 1/2 clinical trial combining IL-21 with Nexavar(R) for treatment of patients with advanced renal cell carcinoma. ZymoGenetics plans to treat 48 patients in this two-part clinical trial in order to evaluate the safety and potential efficacy of this combination.

                                         ZymoGenetics Third Quarter 2006 Results
                                                                November 1, 2006
                                                                     Page 4 of 5

INTERFERON-LAMBDA1 (ALSO REFERRED TO AS INTERLEUKIN 29)

ZymoGenetics recently presented an abstract discussing the pharmacological activity of interferon-lambda1 (also referred to as IL-29) at the Annual Meeting of the American Association for the Study of Liver Diseases held in Boston. The company is preparing to submit an Investigational New Drug Application for interferon-lambda1 as a potential new therapy for Hepatitis C by the end of this year. The company plans to initiate Phase 1 clinical testing shortly thereafter.

UPCOMING EVENT

ZymoGenetics senior management will hold an Analyst & Investor Briefing on Thursday, December 14 from 10:00 a.m. to 1:00 p.m., at the Four Seasons Hotel in New York City. To attend this session, please contact Susan Specht at (206) 442-6592 or media@zgi.com.

ABOUT ZYMOGENETICS

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

                            -Financial Tables Follow-

                                         ZymoGenetics Third Quarter 2006 Results
                                                                November 1, 2006
                                                                     Page 5 of 5

                               ZYMOGENETICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                Three Months Ended             Nine Months Ended
                                                   September 30,                 September 30,
                                            ---------------------------   ---------------------------
                                                2006           2005           2006           2005
                                            ------------   ------------   ------------   ------------
Revenues:
    Royalties                               $      1,707   $      1,664   $      5,295   $      5,882
    Option fees                                    2,687          2,659          8,019          7,978
    License fees and milestone payments            1,158          3,175          7,696         13,607
                                            ------------   ------------   ------------   ------------
              Total revenues                       5,552          7,498         21,010         27,467
Operating expenses:
    Research and development                      30,296         22,979         94,621         73,398
    General and administrative                     8,028          5,646         24,132         17,490
                                            ------------   ------------   ------------   ------------
              Total operating expenses            38,324         28,625        118,753         90,888
                                            ------------   ------------   ------------   ------------
Loss from operations                             (32,772)       (21,127)       (97,743)       (63,421)
Other income (expense), net                        1,547            776          4,890            479
                                            ------------   ------------   ------------   ------------
Net loss                                    $    (31,225)  $    (20,351)  $    (92,853)  $    (62,942)
                                            ============   ============   ============   ============
Basic and diluted net loss per share        $      (0.47)  $      (0.33)  $      (1.39)  $      (1.06)
                                            ============   ============   ============   ============
Weighted-average number of shares used in
    computing net loss per share                  67,124         62,371         66,749         59,317
                                            ============   ============   ============   ============

                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                                September 30,   December 31,
                                                    2006            2005
                                                -------------   ------------
Cash, cash equivalents and
 short-term investments                         $     289,694   $    366,311
Other current assets                                    8,805          8,884
Property and equipment, net                            71,021         71,803
Other assets                                            6,547          6,355
                                                -------------   ------------
  Total assets                                  $     376,067   $    453,353
                                                =============   ============

Current liabilities                             $      25,895   $     31,736
Lease obligations                                      67,063         66,754
Other non-current liabilities                          17,421         21,200
Shareholders' equity                                  265,688        333,663
                                                -------------   ------------
  Total liabilities and shareholders' equity    $     376,067   $    453,353
                                                =============   ============

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